For the fiscal period ended 12/31/02
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   The Target Portfolio Trust ? Small Capitalization Growth Portfolio

1.   Name of Issuer
	Chicago Mercantile Hldgs., Inc.

2.   Date of Purchase
	12/05/02

3.   Number of Securities Purchased
	4,500shares

4.   Dollar Amount of Purchase
	$157,500

5.   Price Per Unit
	$35.00

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Morgan Stanley & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER:

J.P. Morgan Securities, Inc.
Salomon, Smith, Barney Inc.
UBS Warburg LLC
Morgan Stanley & Co. Inc.
William Blair & Co. LLC
Cazenove Inc.
Chatsworth Securities LLC
CMG Institutional Trading, LLC
E*Trade Securities, Inc.
Melvin Securities, LLC
The Williams Capital Group, LP